Exhibit 99.1

For more information, contact:

Karen Sherman	Brett Daniels
Vice President, Corporate Communications	Director of Corporate Communications
Papa John’s International, Inc.	Dallas Cowboys
502-261-4987	972-556-9954
karen.sherman@papajohns.com	bdaniels@dallascowboys.net

FOR IMMEDIATE RELEASE

PAPA JOHN’S® AND BLUE AND SILVER ENTER

INTO JOINT VENTURE AGREEMENT

Louisville, Kentucky (August 3, 2004) – Papa John’s International, Inc. (Nasdaq:  PZZA) and Blue and Silver Ventures Ltd., an entity of Dallas Cowboys owner Jerry Jones, announced today a joint venture in the Dallas, Austin and Waco, Texas markets effective July 26, 2004.  As a part of the joint venture, Papa John’s® becomes the “Official Pizza of the Dallas Cowboys” and a “Proud Sponsor of Texas Stadium.”  The joint venture was announced at a press conference at the Dallas Cowboys training camp in Oxnard, CA.  Terms of the agreement are not being disclosed.

“We’re excited to partner with Jerry Jones and the Cowboys organization,” said John Schnatter, Founder and Chief Executive Officer of Papa John’s International.  “Jerry and the entire Dallas Cowboys group are a great team to collaborate with.  Now the Texas market has two quality-focused organizations providing customers with superior-quality Papa John’s pizza.”

“We are officially in the pizza business with a star partner, Papa John’s,” said Jerry Jones, Sr., Owner and General Manager of the Dallas Cowboys Football Club.  “The partnership brings two top performers together in Dallas.  We deliver great football and now we’re delivering great pizza with Papa John’s.”

As a result of the joint venture with Blue and Silver, Papa John’s maintains 51% ownership of the 71 Papa John’s restaurants including responsibility for staffing,

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operational execution and facilities management.  The two organizations will jointly be responsible for all marketing-related aspects of the restaurants.  The partnership entity will consider opportunities to acquire or develop additional restaurants in these markets in the future.

The organizations will partner in marketing promotions including local broadcast and print media promotions, Papa John’s pizza boxtoppers, in-restaurant point of sale materials, limited time offer new product introductions, Texas Stadium signage, co-branded restaurant staff uniforms, delivery vehicle co-branding and Dallas Cowboys game day activities.

About Papa John’s:

Celebrating its 20th anniversary this year, Papa John’s remains focused on using the highest quality ingredients to make its customers a superior-quality pizza.  Papa John’s makes the crust of every traditional pizza with fresh dough (never frozen) prepared with clear-filtered water in the company’s regional quality control centers.  Papa John’s uses only fresh-packed tomato sauce made from vine-ripened tomatoes, which go from the vine to the can in an average of six hours; cheese made with 100% mozzarella; and other high quality toppings.  Papa John’s also offers customers cheesesticks, breadsticks and Papa’s ChickenStrips.

In the five most recent surveys (1999 – 2003), Papa John’s received the highest ratings among all national fast food restaurants in The American Customer Satisfaction Index survey conducted by The National Quality Research Center at the University of Michigan Business School.  Papa John’s was rated above the national average for all industries and ranked the highest in the retail sector.  Papa John’s has recently been recognized for local market Best Pizza wins in various cities across the country including Dallas, Los Angeles, Washington D.C., Atlanta, Indianapolis, Orlando and Phoenix.

Headquartered in Louisville, Kentucky, Papa John’s International, Inc. (Nasdaq:  PZZA) is the third largest pizza company in America.  At June 27, 2004, there were 2,771 Papa John’s restaurants (567 company-owned and 2,204 franchised) operating in 49 states and 16 international markets.  Papa John’s also franchises 124 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, visit Papa John’s at http://www.papajohns.com.

About Jerry Jones:

Jerry Jones enters his 16th season as Owner and General Manager of the Dallas Cowboys Football Club.  His stewardship of the club has brought unprecedented results and success to one of the world’s most visible sports entities. Highlighted by Super Bowl victories following the 1992, 1993 and 1995 seasons, Jones became the first owner in NFL history to guide his team to three league championships in his first seven years of ownership.  In 1995, Dallas also became the first team in NFL history to win three Super Bowls in four seasons, while tying the NFL record for most Super Bowl victories by an organization with five.

On the league front, he has actively contributed to enhancing the NFL’s status as the world’s premier professional sports league by serving the NFL’s Competition Committee, the Broadcast Committee, the Management Council Executive Committee and the Business Ventures Committee.  His vision in the areas of marketing, corporate sponsorships, television, stadium management and community service has made a visible imprint on the landscape of sports in America.

Headquartered in Irving, Texas, the Dallas Cowboys Football Club has won five Super Bowls, eight NFC crowns and 19 Division titles in 44 years of existence.  The club has made 27 playoff appearances during that time.  For more information about the company, visit the Dallas Cowboys at www.dallascowboys.com.

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